Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of this 20th day of December, 2007, by and between BUCA, Inc., a Minnesota corporation (the “Company”), and Dennis J. Goetz (the “Executive”).

WHEREAS, the Company desires to employ Executive to devote full time service to the business of the Company and Executive desires to be so employed.

NOW THEREFORE, IN CONSIDERATION of the premises and the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. Employment. Subject to the terms and conditions hereof, the Company shall employ Executive and Executive agrees to be so employed in the capacity of Chief Financial Officer of the Company commencing on the date hereof (the “Effective Date”). Executive’s employment hereunder shall not be for any specific term and shall be subject to termination at will by either Executive or the Company for any reason upon written notice to the other party.

2. Duties. Commencing with the Effective Date, Executive shall diligently and conscientiously devote his full time and attention to the discharge of responsibilities as Chief Financial Officer of the Company and such other positions and duties as assigned from time to time by the Company. Executive hereby represents and confirms that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s performance of his duties and obligations hereunder will violate or conflict with any other agreement (oral or written) to which Executive is a party or by which Executive is bound.

3. Compensation. During Executive’s employment under this Agreement, Executive will be provided with the following compensation and benefits:

(a) Base Salary. Commencing at the Effective Date, the Company shall pay to Executive a base salary for services rendered at the annual rate of $210,000. The Compensation Committee of the Board of Directors (or other authorized committee of the Board of Directors) (the “Committee”) shall review and establish Executive’s base salary for each subsequent year of employment with the Company. The base salary is payable in accordance with the Company’s standard payroll practices and procedures as in effect from time to time.

(b) Bonuses. Executive shall be eligible to receive a base cash bonus in a targeted amount of 30% percent of Executive’s base salary for that year. Payment of any base cash bonus shall be based upon the Company attaining certain performance targets selected by the Committee and based upon the budget for the applicable year, as approved by the Board of Directors, in accordance with the Company’s annual management bonus plan as in effect from time to time.

(c) Benefits. Executive shall be entitled to participate in any benefit plans or programs provided generally to the Company’s employees, to the extent Executive is eligible to participate under the terms and conditions of the plans or programs. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. Executive shall be entitled to accrued vacation and holidays in accordance with Company policy for employees. Such vacation shall be taken by Executive at times so as not to unduly disrupt the operations of the Company and shall not be accrued and carried over from year to year.

(d) Automobile. The Company shall provide Executive with an automobile allowance of $1,000 per month.

(e) Executive Severance Plan. Executive shall be entitled to participate in the BUCA, Inc. Executive Severance Plan, in accordance with the terms and conditions of such plan as in effect from time to time. For the purpose of determining Executive’s benefits under such plan, Executive’s Designated Number (as defined in such plan) shall be six prior to, and twelve on or after, a Change of Control (as defined in such plan).

4. Tax Withholding. The Company shall deduct from any payments made to the Executive hereunder any withholding or other taxes that the Company is required or authorized to deduct, if any, under applicable law.

5. Confidentiality. Except as permitted by the Company or in the ordinary course of the performance of the Executive’s duties hereunder, Executive shall not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company that Executive has acquired or shall acquire about the Company, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, recipes, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (iii) any supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial data or plans, or (viii) any other confidential or proprietary information or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and may cause irreparable harm to the Company. Executive shall take reasonable steps to protect the confidentiality of such knowledge and information. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a result of the breach of this Agreement, or (ii) is required to be disclosed by law or legal process. Executive understands and agrees that his obligations under this Agreement to maintain the confidentiality of the Company’s confidential information are in addition to any obligations of Executive under applicable statutory or common law. The obligations of Executive under this Section 5 shall survive the termination of Executive’s employment with the Company.

6. Covenant Not to Compete. The parties agree that Executive will have substantial access during employment with the Company to confidential, proprietary and secret information of value to the Company, and that the Company would be substantially harmed if Executive competes with the Company during employment with the Company or after termination of employment with the Company. Therefore, in exchange for the benefits provided to Executive hereunder, Executive agrees that during his employment with the Company (or any affiliate of the Company) and for a period of 12 months after termination of such employment for any reason, Executive will not directly or indirectly, without the written consent of the Company:

(a) own, operate or render services to any entity engaged, directly or indirectly, in owning or operating Italian restaurants within 50 miles of any restaurant owned or managed by the Company; or

(b) hire, offer to hire, entice away, or in any other way, persuade or attempt to persuade any entity or any employee, officer, agent, independent contractor, supplier or subcontractor of the Company to discontinue their relationship with the Company.

The obligations of Executive under this Section 6 shall survive the termination of Executive’s employment with the Company. If the duration of, the scope of or any business activity covered by any provision of this Section 6 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 6 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law. Executive further acknowledges that the provisions of this Section 6 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 6 by Executive will cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company will, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

7. Disparagement. The Company and Executive agree that during and after the term of Executive’s employment, they will not knowingly vilify, disparage, slander or defame the other party or, in the case of the Company, its officers, directors, employees, business or business practices. Nothing in this Section 7 shall be construed to limit or restrict any person from taking any action that he or she in good faith reasonably believes is necessary to fulfill his or her fiduciary obligations to the Company, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.

8. Other Post-Termination Obligations.

(a) In the event of termination of Executive’s employment, the sole obligation of the Company will be its obligation to make the payments called for by the BUCA, Inc. Executive Severance Plan, if applicable, in accordance with the terms and conditions of such plan as in effect from time to time and such other payments as may be earned an owing to Executive pursuant to any other employee benefit plan in which Executive is a participant. The Company will have no other obligation to Executive or to his beneficiary or his estate.

(b) Immediately upon termination of Executive’s employment with the Company for any reason, Executive will resign all positions then held, if any, as a director or officer of the Company or any affiliate of the Company.

(c) Upon termination of Executive’s employment with the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, recipes, memoranda, notes, notebooks, reports, printouts, computer disks, flash drives or other digital storage media, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, handheld personal computer or digital devices, telephones and other equipment belonging to the Company.

(d) Following termination of Executive’s employment with the Company for any reason, Executive will, upon reasonable request of the Company or its designee, cooperate with the Company in connection with the transition of Executive’s duties and responsibilities for the Company; consult with the Company regarding business matters that he was directly and substantially involved with while employed by the Company; and be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of his employment by or service to the Company. If the Company requests such cooperation from Executive, the Company will pay Executive for time reasonably spent by him responding to the Company’s requests at an hourly rate equivalent to Executive’s base salary with the Company immediately preceding the Termination Date, and will reimburse Executive for reasonable expenses (such as mileage, parking, travel costs, etc.) he incurs performing such obligations, provided such expenses are approved in advance by the Company.

9. Waiver of Jury Trial. To the extent permitted by law, Executive and the Company waive any and all rights to a jury trial with respect to any dispute arising out of or relating to this Agreement.

10. Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

If to Company:	BUCA, Inc.
1300 Nicollet Avenue
Suite 5003
Minneapolis, MN 55403
Attn: Legal Department

If to Executive:	Dennis J. Goetz
1300 Nicollet Avenue
Suite 5003
Minneapolis, MN 55403

11. Governing Law; Jurisdiction and Venue. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Minnesota. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts in Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.

12. Entire Contract. This Agreement constitutes the entire understanding and agreement between the Company and Executive with regard to the matters stated herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard to the employment of Executive by the Company. This Agreement may be amended only in writing, signed by both parties hereto.

13. Severability. Subject to the modification of the scope of Section 6 as provided therein, to the extent that any portion of any provision of this Agreement is held invalid or unenforceable, it will be considered deleted herefrom and the remainder of such provision and of this Agreement will be unaffected and will continue in full force and effect.

14. Survival. The provisions of this Agreement that by their terms or implication extend beyond the period of Executive’s employment with the Company, shall survive the termination of Executive’s employment with the Company for any reason.

15. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and shall inure to the benefit of and be binding upon Executive, his heirs, distributees and personal representatives. The rights and obligations of the Company under this Agreement may be assigned to a successor or any affiliate of the Company. The rights and obligations of Executive under this Agreement may not be assigned by Executive to any other person or entity.

16. Section 409A. This Agreement is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Code, including guidance and regulations interpreting such provisions, and should be interpreted accordingly.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement the date and year first above written.

BUCA, INC.

By:	/s/ Wallace B. Doolin
Its:	CEO

EXECUTIVE

/s/ Dennis J. Goetz
Dennis J. Goetz

Signature Page to Employment Agreement